Exhibit 2.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the 12th day of May, 2004 by and among U.S. Wireless Data, Inc., a Delaware corporation (the “Company”) and Transaction Network Services, Inc., a Delaware corporation (the “Purchaser”).  Capitalized terms used herein and not defined in the specific Section in which they are used, shall have the meanings assigned to such terms in Section 12.01 hereof.

W I T N E S S E T H:

WHEREAS, the Company has filed a voluntary petition under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Company is engaged in the business (the “Business”) of Vending Operations.  For purposes of this Agreement, the term “Vending Operations” shall mean all services provided to or on behalf of customers deploying vending equipment including, but not limited to, the design, testing and manufacturing of vending equipment, including the equipment previously known as the “Synapse Enabler for Vending,” the communications with and support of the transmission of financial and other data from customers’ vending equipment including all installation, training and settlement material from the location of the vending machine through to the customers’ processor(s); and the activation, input and reporting services provided in conjunction with such services;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to acquire from the Company (the “Acquisition”) the assets of the Business described in Section 1.01(a) hereof, other than those assets specifically described in Section 1.01(b) hereof, and to assume only the liabilities of the Business specifically described in Section 1.01(c) hereof, and the Company desires to sell, transfer and assign the Assets and the Assumed Liabilities to the Purchaser, all on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the parties desire to consummate the Acquisition, including (i) the sale of the Assets to the Purchaser pursuant to Section 363 of the Bankruptcy Code, free and clear of all Encumbrances, and (ii) the assignment by the Company and the assumption by the Purchaser, pursuant to Section 365 of the Bankruptcy Code, of all Contracts to be assigned to the Purchaser under this Agreement, as promptly as practicable after the Bankruptcy Court enters the Sale Order (as hereinafter defined);

WHEREAS, the Purchaser and the Company are parties to that certain Credit Agreement (the “DIP Facility”), pursuant to which, among other things, the Purchaser has loaned to the Company an amount up to $1,700,000 solely to fund the Business between the Petition Date and the Closing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION I

PURCHASE AND SALE OF THE ASSETS

1.01                           Purchase and Sale of the Assets.  (a)  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company shall sell, assign, convey and deliver to the Purchaser free and clear of any and all Encumbrances (to the maximum extent provided in the Sale Order), and the Purchaser shall purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to the Business and all of the assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of the Company, which are used or useful in or primarily related to the Business, other than the Excluded Assets (collectively, the “Assets”), which Assets are as follows:

(i)                                     all of the fixed assets and other tangible personal property, machinery, tools, equipment, computers, management information systems (including without limitation all software and hardware related thereto), telephone systems, furniture, fixtures, leasehold improvements and supplies, wherever located (collectively, the “Property”), set forth on Schedule 1.01(a)(i) hereto;

(ii)                                  all raw materials, components and other parts, work-in-process, finished goods and all other inventory whether on hand, on order, in transit or held by others on a consignment basis (collectively, the “Inventory”), set forth on Schedule 1.01(a)(ii) hereto;

(iii)                               all intellectual property used exclusively in the Vending Operations, including (A) all copyright rights (registered and unregistered), software (including source code and object code), mask works, all of the foregoing whether domestic or foreign, registered, unregistered and/or common law (including, without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (B) all tradenames, tradename rights, trademarks, trademark applications, trademark rights, service marks, service mark rights, tradedress, domain names, URLs, web pages, in any case, whether domestic or foreign or registered, unregistered and/or common law, listed on Schedule 1.01(a)(iii) (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (C) the invention disclosure, the issued design patent, pending U.S. patent applications and corresponding international and foreign counterpart applications and issued patents listed on Schedule 1.01(a)(iii), including any applications, continuation applications, divisional applications, issued patents, reexaminations and reissues thereof, whether domestic or foreign (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (D) all confidential information, trade secrets, designs, specifications, know-how and other proprietary information and technology; and (E) all intellectual property set forth on Schedule 1.01(a)(iii);

(iv)                              all contracts set forth on Schedule 1.01(a)(iv) hereto (the “Contracts”), subject to Section 6.10;

(v)                                 all goodwill, other intangible property, and causes of action, actions, claims and rights of any kind as against others (whether by contract or otherwise) relating to any of the Assets (including without limitation, the Intellectual Property), the Assumed Liabilities or the Business;

(vi)                              all books and records (financial, accounting and other), correspondence, and all sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case arising under or relating to the Assets, the Assumed Liabilities or the Business (collectively, the “Books and Records”);

(vii)                           all permits, licenses, approvals, franchises, notices and authorizations issued by Governmental Authorities related to the Business, if any, necessary to operate the Business (collectively the “Permits”) and all Permits issued after the date hereof and through the Closing Date, excluding only such Permits to the extent not legally transferable;

(viii)                        all prepaid expenses, refunds (other than tax and insurance refunds), security and like deposits (other than Cure Deposits (as defined in the Synapse Purchase Agreement as in effect on the date of execution and delivery thereof, if any), securities, instruments and other investments of the Company related to the Business; and

(ix)                                all rights, remedies and benefits of the Company arising under or relating to any of the Assets, the Assumed Liabilities or the Business, including, without limitation, rights, remedies and benefits arising out of express or implied warranties from manufacturers or suppliers of the Property or the Inventory (or components thereof), the other Assets or products purchased or ordered by the Company prior to the Closing Date (and in any case, any component thereof), and all causes and claims of action arising therefrom;

(b)                                 Excluded Assets.  The Company is not selling, assigning or conveying to the Purchaser, the Purchaser is not purchasing and the Assets shall not include the Company’s (collectively, the “Excluded Assets”):

(i)                                     cash and cash equivalents, all tax and insurance refunds and all prepaid expenses, refunds, security and like deposits, securities, instruments and other investments of the Company which relate to any Excluded Liabilities, and all bank accounts;

(ii)                                  all trade accounts and other accounts receivable of the Company;

(iii)                               the assets set forth on Schedule 1.01(b)(iii) hereof;

(iv)                              Intentionally Omitted.

(v)                                 all Cure Deposits (as defined in the Synapse Purchase Agreement as in effect on the date of execution and delivery thereof), if any; and

(vi)                              corporate minute books, stock transfer records and corporate seal.

(c)                                  Assumed Liabilities.  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company agrees to assign to the Purchaser and the Purchaser agrees to assume from the Company and pay when due, perform and discharge without duplication (collectively, the “Assumed Liabilities”):

(i)                                     liabilities or obligations under each of the Contracts but only to the extent that such liabilities or obligations arise after the Closing Date as a result of the ownership of the Assets or the operation of the Business by the Purchaser; and

(ii)                                  trade payables which have arisen in the ordinary course of the Business as of the Closing Date.

(d)                                 No Other Liabilities.  Except as specifically provided in Section 1.01(c) hereof, the Purchaser shall not assume nor be deemed to assume and shall have no responsibility or obligation with respect to, any liability or obligation of, or claim against, the Company, or of any predecessor, stockholder or other Affiliate of the Company, of any kind or nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted, and whether or not known or unknown or currently existing or hereafter arising, and however arising (collectively, the “Excluded Liabilities”).  The Excluded Liabilities shall include, without limitation, the following:

(i)                                     any liabilities or obligations in respect of or relating to the Excluded Assets;

(ii)                                  any liabilities or obligations in respect of or relating to the Synapse Business, including, without limitation, the liabilities or obligations which are contemplated to be assumed pursuant to the Synapse Purchase Agreement;

(iii)                               the Company’s professional fees and expenses for advisors, including without limitation, advisors retained pursuant to an order of the Bankruptcy Court;

(iv)                              all employment and change in control agreements (or such similar agreements) and all stock option agreements and stock purchase agreements to which the Company is a party;

(v)                                 liabilities of the Company to the Company’s employees not expressly assumed under this Agreement;

(vi)                              all obligations and liabilities associated with any employee benefit plan of the Company;

(vii)                           all Taxes;

(viii)                        liabilities or obligations in respect of Indebtedness;

(ix)                                liabilities and obligations, whether known or unknown, relating to any environmental, health or safety matter (including, without limitation, any liability or obligation arising under Laws);

(x)                                   trade payables or general unsecured claims not expressly assumed under this Agreement;

(xi)                                any liabilities of the Company which any Person seeks to impose upon the Purchaser by virtue of any theory of successor liability;

(xii)                             any liabilities with respect to any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Authority or similar Person or body (each, an “Action”) or other contingent liabilities of the Company, whether or not disclosed to the Purchaser, relating to periods and occurrences ended on or before the Closing Date, including, without limitation, any Actions or other contingent liabilities relating to personal injury;

(xiii)                          obligations arising under each Contract prior to the Closing Date, including, without limitation, any Cure Amounts (subject, in the case of Cure Amounts, to Section 6.12 of this Agreement);

(xiv)                         any liabilities or obligations pursuant to any employment agreements or severance agreements, plans or policies; and

(xv)                            any other liability or obligation not expressly assumed pursuant to Section 1.01(c).

SECTION II

THE PURCHASE PRICE

2.01                           Purchase Price.  The purchase price for the Assets shall be $3,700,000 (the “Purchase Price”).  $2,116,900 of the Purchase Price shall be set-off against the amount of Obligations (as defined in the DIP Facility) released on the Closing Date. The remaining $1,583,100 cash portion of the Purchase Price shall be paid as follows: (1) $50,000 has previously been paid to SANI Operating Co., LLC in satisfaction of the $50,000 Break-Up Fee due in connection with the termination of the Agreement of Purchase and Sale between the Company and SANI Operating Co., LLC, and (2) $1,283,100, equal to the remainder less the $250,000 deposit previously delivered by the Purchaser to the Company’s counsel as a condition to the Purchaser’s participation in the auction held by the Bankruptcy Court for the Assets (the “Auction”), will be paid on the Closing Date by the Purchaser to the Company by wire transfer to such account as shall be designated by the Company in writing.

2.02                           Allocation of Purchase Price.  Promptly after the Closing, the parties shall prepare an allocation of the Purchase Price among the Assets.  The parties hereto agree that the allocation of the Purchase Price is intended to comply with Section 1060 of the Code.  The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted and/or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code.  Neither of the Purchaser nor the Company will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation agreed to by the parties, or, if applicable, such adjusted or supplemental allocation.  Each of the Company and the Purchaser agree that they shall attach to their tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocation agreed to by the parties, and shall cooperate with each other in preparing and filing any supplements to such form as may be required under Section 1060 of the Code.

2.03                           Prorations.  The Purchaser and the Company agree to make prorations (to the extent practicable as of the Closing) in respect of accrued ordinary course operating expenses of the Business, in each case, incurred in the ordinary course of business and all current accrued ordinary course operating items customarily prorated in connection with the sale of assets similar to the Assets, including without limitation, if applicable, personal property taxes, lease payments and power and utility charges.  In the event that at any time following the Closing, the Purchaser or the Company shall present to the other evidence of any error in the proration calculation or any evidence of a proration or other transition item that was not calculable or transitionable at Closing, an appropriate payment shall be made from either the Company or the Purchaser to the other, as the case may be.  Neither party shall be entitled to a post-Closing adjustment with respect to a proration unless the amount of such adjustment is in excess of $5,000.

SECTION III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

3.01                           Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties, to conduct its businesses and to enter into and, subject to the entry of the Sale Order by the Bankruptcy Court, consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by the Company pursuant hereto.

3.02                           Authority.  The execution and delivery by the Company of this Agreement and of each other instrument or document required to be executed and delivered by the Company pursuant hereto, the performance of its covenants and agreements hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have, subject to the entry of the Sale Order by the Bankruptcy Court, been duly authorized by all necessary corporate and other action.  This Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto, constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03                           Approvals.  Except as set forth on Schedule 3.03 hereto and except for the Sale Order, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

3.04                           SEC Filings.

(a)                                  The Company has filed all forms, reports and documents required to be filed by the Company with the SEC, and has made available to the Purchaser such forms, reports and documents in the form filed with the SEC (together with such required forms, reports and documents that the Company may file subsequent to the date hereof, the “Company SEC Reports”).  As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and the then applicable accounting standards, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and any Company SEC Reports filed subsequent to the date of this Agreement will not, contain any untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report.

(b)                                 Each of (i) the audited consolidated balance sheets of the Company as of June 30, 2003 and June 30, 2002 and included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, and the related audited statements of income and cash flows for the years then ended and included in such Annual Report and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2003 and included in the Company’s Quarterly Report on Form 10-QSB for the quarterly period then ended, and the related unaudited statements of operations and cash flows for the fiscal period then ended and included in such Quarterly Report, were prepared from, and in accordance with, the Company’s books and records and are in accordance with U.S. generally accepted accounting principles (commonly known as GAAP) consistently applied, and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated subject, in the case of unaudited statements, to notes and normal year end audit adjustments that are not material in amount or effect.  Such financial statements as are audited have been audited by the Company’s independent accountants whose reports thereon are included with such financial statements.

3.05                           Absence of Certain Changes.  Except as set forth on Schedule 3.05 hereto, since December 31, 2003, the Company has conducted the Business only in the ordinary course and in a manner consistent with past practice, and there has not occurred:

(a)                                  any damage, destruction or loss (whether or not covered by insurance) with respect to any Assets that is material to the Business;

(b)                                 any material change by the Company in its accounting methods, principles or practices;

(c)                                  any transfer, lease or other disposition of any of the Company’s assets or properties that are material to the operation of the Business, except for fair consideration in the ordinary course of business consistent with past practice, that would have been included as Assets hereunder if such assets or properties were still owned, leased or otherwise in the Company’s possession as of the Closing Date; and

(d)                                 any increase in the compensation payable or to become payable to any officer or employee of the Company except for increases in salaries or wages in the ordinary course of business and in a manner consistent with past practice, or any material increase in the benefits under, or the establishment of, any employee benefit plan, and the Company has not agreed to, and does not intend, to take any action contemplated by the foregoing clauses (a) through (d) of this Section 3.05.

3.06                           Title to Assets.  Except as set forth on Schedule 3.06 hereto, the Company has good, marketable and valid title to each and all of the Assets, in each case free and clear of all Encumbrances, except for Permitted Liens.

3.07                           Intellectual Property.  Set forth on Schedule 3.07 hereto, and on the corresponding Schedules of the Synapse Purchase Agreement, is a complete and accurate list of the Company’s registered patents and pending patent applications, registered and common law trademarks and pending trademark applications, service marks, tradenames, copyrights, domain names, URLs and web pages, and other similar rights and applications therefor, and all contracts, agreements and other rights with respect to each of the foregoing, in any case whether domestic or foreign used or useful in the Business (collectively, together with any other intellectual property rights used or useful in the Business, and all of the other Assets referred to in Section 1.01(a)(iii) hereof, the “Intellectual Property”).  The Company has not licensed its rights in any Intellectual Property, current or planned products, designs or services to any other Person.  The Company owns all unencumbered right, title and interest in and to all the Intellectual Property free and clear of all Encumbrances (except for Permitted Liens).  Schedule 3.07 hereto completely and accurately sets forth which of the Intellectual Property is duly, validly and properly registered with or issued by, as applicable, the U.S. Patent and Trademark Office, the Registrar of Copyrights and applicable foreign Governmental Authorities in foreign jurisdictions.  All of such Intellectual Property registrations are valid and subsisting, all pending applications for such Intellectual Property are live and all maintenance, renewal and other fees relating to such registrations or applications are current, in each case, in all material respects.  There are no material claims, demands or proceedings instituted or pending or, to the Knowledge of the Company, threatened by any Person contesting or challenging the right of the Company to use any Intellectual Property which, if adversely determined, would be materially adverse to the Business or the Assets.  To the Knowledge of the Company, there are no patents, trademarks, trade names, copyrights, or trade secrets owned by a Person other than the Company which the Company is using without license to do so.  The Company owns or has the right to use all Intellectual Property necessary or desirable to operate the Business.  Each item of Intellectual Property used by the Company in the operation of the Business immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing.  Except as identified on Schedule 3.07, to the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person’s intellectual property.  Except as identified on Schedule 3.07, the Company has never received any notice alleging any interference, infringement, misappropriation, violation or conflict with another Person’s intellectual property rights (including any claim that a the Company must license or refrain from using any other Person’s intellectual property).  Except as identified on Schedule 3.07, to the Knowledge of the Company, no other Person has any Intellectual Property that interferes or would be likely to interfere with the Purchaser’s use of any of its Intellectual Property.  Except as set forth on Schedule 3.07, to the Knowledge of the Company, the Purchaser will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of any other Person as a result of the continued operation of the Business as currently conducted.  To the Knowledge of the Company, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property.  Except as set forth on Schedule 3.07, all former and current employees of the Company have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the Business.  No employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her work to any person other than the Company.  To the Knowledge of the Company, no new products, inventions, procedures, or methods of manufacturing or processing have been developed by any competitors or other Persons which reasonably could be expected to supersede or make obsolete any actual or planned product or process used in the operation of the Business.

3.08                           Litigation.  Except as set forth on Schedule 3.08, (a) there is not now any litigation, suit, arbitration, proceeding or action of any kind pending or, to the Knowledge of the Company, proposed or threatened, or, to the Knowledge of the Company, any governmental investigation, against or relating to the Company that, if adversely determined, would reasonably be expected to materially and adversely affect the Business or the Assets; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, proposed or threatened, against the Company by any Person which would prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or which question or affect the legality or validity of the transactions contemplated by this Agreement.

3.09                           Material Contracts.  Schedule 3.09 sets forth each agreement, contract, arrangement, lease, license, understanding, commitment or instrument to which the Company or any affiliate thereof is a party or is bound which is material to the Business (the “Material Contracts”).  Each of the Material Contracts is valid, binding and in full force and effect, enforceable by the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and there have not been any cancellations or, to the Knowledge of the Company, threatened cancellations of any such Material Contract, nor any pending or, to the Knowledge of the Company, threatened material disputes thereunder.  The Company has performed in all material respects any obligations required to be performed by it to date under such Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  The Company has provided or made available to the Purchaser true and complete copies of each Material Contract (including all amendments thereto).

3.10                           No Violation of Law.  The Business and the Assets do not violate or conflict in any material respect with any Law that is material to the operation thereof.  To the Knowledge of the Company, the Business and the Assets are not currently the subject of an inspection, investigation or inquiry regarding violations or alleged violations of any Law by any federal, state, provincial, local or other governmental agency.

3.11                           Brokers. Neither the Company nor any of its affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement, except where any fee or payment due such persons would be solely the obligation of the Company or its affiliates.

3.12                           [Intentionally Omitted]

3.13                           Insurance.  Schedule 3.13 sets forth a true, complete and correct description of all material insurance maintained by the Company as of the date hereof.  As of the date hereof, such insurance is in full force and effect and all premiums that have become due and payable have been duly paid.  The Company maintains insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

3.14                           [Intentionally Omitted]

3.15                           [Intentionally Omitted]

3.16                           [Intentionally Omitted]

3.17                           “As Is” Transaction.  The Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, the Company makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business or the Assets including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any personal property comprising a part of the Assets, or which is the subject of any Contract, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any assigned lease to be assumed by the Purchaser at the Closing, the zoning of any such real property or improvements, the value or transferability of the Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, the merchantability or fitness of the Assets (or any portion thereof for any particular purpose, or any other matter or thing relating to the Business or the Assets or any portion thereof).  Without in any way limiting the foregoing, the Company hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets.  The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of the Assets, and all such other matters relating to or affecting the Assets as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, the Purchaser is doing so based solely upon such independent inspections and investigations, but subject to the satisfaction or waiver of the closing conditions specified herein.  Accordingly, if the Closing occurs, the Purchaser will accept the Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

SECTION IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the date of the Closing, that:

4.01                           Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Assets.

4.02                           Authority.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken by the Purchaser, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03                           No Legal Bar; Conflicts.  Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby by the Purchaser, violates any provision of the certificate of incorporation or bylaws of the Purchaser, or any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Encumbrance pursuant to the terms of or otherwise affect the continuation, validity or effectiveness of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of their respective assets is bound.  Except for the Sale Order, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Purchaser or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

4.04                           [Intentionally Omitted]

4.05                           Brokers. Neither the Purchaser nor any of its affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement, except where any fee or payment due such persons would be solely the obligation of the Purchaser or its affiliates.

SECTION V

[INTENTIONALLY OMITTED]

SECTION VI

COVENANTS OF
THE COMPANY AND THE PURCHASER

6.01                           Further Assurances.  Subject to the terms and conditions of this Agreement, prior to and after the Closing, the Purchaser and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, including under applicable laws and regulations, to consummate and otherwise give effect to the transactions contemplated by this Agreement.

6.02                           Correspondence, Funds, etc.

(a)                                  The Company covenants and agrees that, subsequent to the Closing, the Company shall use commercially reasonable efforts to deliver to the Purchaser, promptly after the receipt thereof and in the form received, any and all Assets and copies of all inquiries, correspondence and other items and materials received by the Company from any person or entity relating to the operation of the Business from and after Closing or to any of the Assets.  Without limiting the generality of the foregoing, subsequent to the Closing, the Company covenants and agrees to mail on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by the Company, comprising payment of any accounts, notes, or other amounts owed to the Purchaser, or otherwise constituting part of the Assets.  The Purchaser shall have and is hereby granted the right to receive, endorse, assign and/or deliver in the name of the Purchaser or the Company any and all checks, drafts and other instruments comprising payment of any accounts, notes, or other amounts owed to the Purchaser, or otherwise constituting part of the Assets, and the Company hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  The Company hereby constitutes the Purchaser as the Company’s attorney with power (i) to endorse the Company’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment; (ii) to sign the Company’s name on any invoice relating to the Assets; (iii) to demand payment; (iv) to enforce payment by legal proceedings or otherwise; (v) to exercise all of the Company’s rights and remedies with respect to collection; and (vi) to settle, adjust, compromise, extend or renew any claims relating to the Assets or the Business from and after Closing or any legal proceedings relating thereto.  The Purchaser shall notify the Company of any actions taken by the Purchaser under the foregoing authority granted to Purchaser.  All acts of said attorney or designee are hereby ratified and approved, and said attorney shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence.

(b)                                 The Purchaser covenants and agrees that, subsequent to the Closing, the Purchaser shall use commercially reasonable efforts to deliver to the Company, promptly after the receipt thereof and in the form received, copies of all inquiries, correspondence and other items and materials received by the Purchaser from any person or entity relating to the Excluded Assets.  Without limiting the generality of the foregoing, subsequent to the Closing, the Purchaser covenants and agrees to mail as promptly as practicable any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Company, received by the Purchaser, comprising payment of any accounts, notes, or other amounts owed to the Company, or otherwise constituting part of the Excluded Assets.

6.03                           Employees.

(a)                                  As of the Closing Date, the Purchaser shall offer employment to the employees of the Company listed on Schedule 6.03 hereto (all such employees offered employment by the Purchaser, the “Employees”), on terms and conditions, on the whole, which are comparable to those of the Company in effect on the date hereof, and as of the Closing Date, the Company shall terminate all of the Employees.  Until the Closing Date, the Company shall not alter or change the terms and conditions of employment of any Employee without the prior written consent of the Purchaser.  Nothing herein shall be deemed either to affect or to limit in any way after the Closing the management prerogatives of the Purchaser with respect to the Employees who accept such offer of employment (including, without limitation, the right of the Purchaser to modify compensation or the right of the Purchaser to terminate the employment of any Employee), or to create or to grant to such Employees any third-party beneficiary rights or claims or causes of action of any kind or nature against the Purchaser or its Affiliates.  For a period of two (2) years after the Closing Date, the Company shall not hire, solicit, contract with or otherwise engage in any business, directly or indirectly, with any Employee.  The Company shall indemnify and hold harmless the Purchaser and each of its employees, officers, directors, stockholders, Affiliates, agents and representatives from and against all Damages sustained or incurred by any such person or entity in connection with or by reason of any claim or cause of action by any employee of the Company who does not accept employment with the Purchaser if such claim or cause of action arises out of or relates to the transactions contemplated herein.

(b)                                 Pursuant to Treasury Reg. § 31.3121(a)(1)-1(b), for purposes of FICA tax withholding, the Purchaser shall treat all wages (within the meaning of Section 3121(a) of the Code) paid by the Company in 2004 to each Employee employed by the Purchaser immediately after the Closing Date as paid by the Purchaser.  Pursuant to Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399, the Purchaser and the Company agree that the Form W-2 (Employee’s Wage and Tax Statement) furnished by the Purchaser to each Employee employed by the Purchaser immediately after the Closing shall include wages and other compensation paid, and taxes withheld, during 2004 by each of the Company and the Purchaser.  At or prior to the Closing, the Company shall transfer to the Purchaser a current Form W-4 (Employee’s Withholding Allowance Certificate) for each Employee employed by the Purchaser immediately after the Closing.  The Company and the Purchaser agree to include a statement (with the relevant information described in Section 5 of Rev. Proc. 96-60) with their respective Forms 941 (Employer’s Quarterly Tax Return) for the calendar quarter during which the Closing occurs, apprising the Internal Revenue Service of the foregoing arrangements.

(c)                                  The Company shall disburse from and through its bank accounts, (i) prior to the Closing Date, all payroll-related amounts payable to all Employees or other employees of the Business (the “Vending Employees”) and all other applicable payees with respect to all payroll periods ending before the Closing Date (“Pre-Closing Payroll Periods”) and (ii) on the Closing Date, all payroll-related amounts payable to all Vending Employees and all other applicable payees with respect to all payroll periods ending on the Closing Date and with respect to each period commencing on the first day after the end of each Pre-Closing Payroll Period and ending as of the Closing Date (notwithstanding that the applicable payroll period ends after the Closing Date), in each case, including without limitation, all wages, all federal, state and local payroll taxes, and any and all other payments (including any employee benefit plan premiums, deductions or contributions) as to which amounts are withheld from wages for such periods; provided, however, with respect to payees other than the Vending Employees, the Company shall pay such payroll-related amounts after the Closing Date on or prior to their due dates to the extent such amounts are not due on or prior to the Closing Date.

6.04                           Transfer Taxes.  The Company shall use commercially reasonable efforts to obtain Bankruptcy Court approval that, in accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under the transactions contemplated by this Agreement shall not be taxed under any law imposing any transfer Tax, sales Tax, real estate Tax, stamp Tax or similar Tax (collectively, “Transfer Taxes”).  If the Bankruptcy Court grants such approval, the instruments transferring the Assets to the Purchaser shall contain the following endorsement:

“Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of New York, relating to a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. § 1146(c), and any officer receiving this [instrument] is hereby authorized and directed to permit the transfer contemplated by this [instrument] without the payment of any stamp tax, transfer tax or similar tax.”

In the event that any Transfer Taxes shall be payable in connection with the transactions contemplated by this Agreement, such Transfer Taxes shall be paid one-half by the Company and one-half by the Purchaser.  Any amounts to be paid by the Company pursuant to the preceding sentence shall be paid, to the extent available, out of amounts drawn by the Company under the DIP Facility.  In no event shall any party to this Agreement be responsible for the income taxes of any other party that arise as a consequence of the transactions consummated hereunder.

6.05                           Notification of Certain Matters.  Each party shall give prompt notice to the other of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by such party contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of any party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.06                           [Intentionally Omitted]

6.07                           Bankruptcy Matters.  Promptly following the execution of this Agreement, the Company shall file with the Bankruptcy Court applications for, and shall use its best efforts to obtain an order (the “Sale Order”) of the Bankruptcy Court, in substantially the form attached hereto as Exhibit D, granting, among other things, (i) that such sale shall be, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Encumbrances other than Assumed Liabilities and Permitted Liens; (ii) that all agreements, contracts, and leasehold interests required to be assumed by the Company and assigned (subject to applicable bankruptcy law) to the Purchaser are so assumed and assigned free and clear of all Encumbrances other than Assumed Liabilities and Permitted Liens pursuant to Section 365 of the Bankruptcy Code; (iii) that the Purchaser is deemed to have purchased the Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; (iv) that the Company is authorized and directed to execute, upon request by the Purchaser, one or more assignments in form, substance, and number reasonably acceptable to the Purchaser, evidencing the conveyance of the Assets to the Purchaser; and (v) that the Bankruptcy Court shall retain jurisdiction with respect to any matters relating to such order or the transactions contemplated by this Agreement.  The Company shall promptly deliver to the Purchaser copies of all orders of the Bankruptcy Court pertaining to the transactions contemplated in this Agreement.

6.08                           Conduct of the Business.  Except as contemplated by this Agreement or with the written consent of the Purchaser, the Company covenants and agrees that, between the date hereof and the Closing Date, the Company shall use commercially reasonable efforts to operate the Business in the ordinary course in a manner consistent with past practice, and shall confer on a regular and frequent basis with the Purchaser and its representatives to report on operational matters and the general status of ongoing operations.  Notwithstanding the generality of the foregoing, the Company shall, between the date hereof and the Closing Date, use commercially reasonable efforts to (a) conduct the Business in compliance with all applicable Laws, (b) use commercially reasonable efforts to preserve the Business’s relationships with the current customers, suppliers and others having business dealings with the Business, (c) maintain the physical assets, properties and facilities of the Business in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (d) not take any action, or omit to take any action, the intent of which is to cause the termination of the Vending Employees, (e) perform in all material respects the obligations required to be performed by the Company under the Contracts, other than to cure pre-petition monetary defaults, (f) maintain the books and records of the Business on a basis consistent with prior practice, (g) bill for products sold or services rendered and pay accounts payable in connection with the Business consistent with past practice, (h) maintain all insurance policies set forth on Schedule 3.13 hereto, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, (i) provide the Purchaser with updated monthly financial information concerning the Business, as reasonably requested by the Purchaser, (j) not take any action that would cause Section 3.05 hereof to be inaccurate in any material respect, and (k) grant the Purchaser reasonable access to its customers, distributors and suppliers and cooperate with the Purchaser in communicating with such Persons.

6.09                           Access to Information.

(a)                                  From the date hereof until the Closing, the Company shall permit the Purchaser and its representatives to have reasonable access upon reasonable notice, during normal business hours, to the offices of the Company, the employees of the Business and to such records, contracts and documents relating to the Business and the Assets as the Purchaser or its representatives shall reasonably request in connection with the transactions contemplated hereby.

(b)                                 After the Closing Date, the Purchaser shall permit the Company and its representatives to have reasonable access, during normal business hours, following reasonable advance notice and at the Company’s sole expense, to the Books and Records as is reasonably necessary for (i) the preparation and filing of tax returns and other reports and documents required to be filed by the Company pursuant to applicable law or regulation, (ii) administering benefit or pension plans of the Company that cover any employee or former employee of the Business, (iii) pursuing insurance or other recoveries for any loss or (iv) the prosecution, defense or conduct of any litigation or investigative proceeding, including without limitation any causes of action under Chapter 5 of the Bankruptcy Code, other than any litigation instituted by the Company or any of its Affiliates against the Purchaser.  Any request by the Company and its representatives for access that, in the Purchaser’s discretion, would unreasonably interfere with the ordinary course operation of the Business after the Closing would not be reasonable for the purposes of this paragraph.

6.10                           Amendment to List of Contracts.  Notwithstanding anything herein to the contrary, at any time prior to the Closing, (a) the Purchaser shall be entitled in its sole discretion to remove any executory contracts or unexpired leases from the list of Contracts by providing written notice thereof to the Company and any contracts or unexpired leases so removed shall not constitute Assets at Closing and (b) the Purchaser shall be entitled in its sole discretion to request the Company to add to the list of Contracts any executory contracts or unexpired leases of the Business (other than executory contracts or unexpired leases as set forth on Schedule 1.01(b)(iii)) by providing written notice thereof to the Company, and any contracts or unexpired leases so added shall constitute Assets; provided that the Purchaser shall not be entitled to add to the list of Contracts any executory contracts or unexpired leases of the Company that the Company has previously rejected by order of the Bankruptcy Court.  The Company shall give written notice to the Purchaser prior to the submission of any motion in its Bankruptcy Case to reject any executory contracts or unexpired leases; provided, that in no event shall the Company seek to reject any executory contract or unexpired lease associated with the Business prior to the Auction and provided, further, that the Company shall not seek to reject any executory contract or unexpired lease which is a Contract.  At least three (3) business days prior to the Closing, the Company shall provide the Purchaser with (i) a written schedule containing the Company’s best estimate of the Cure Amounts for each executory contract or unexpired lease to which it is bound and (ii) a copy of each such contract or lease.

6.11                           [intentionally omitted].

6.12                           Cure Amounts.  The Company shall pay any monetary liabilities that must be paid or otherwise satisfied to cure all of the Company’s monetary defaults under the Contracts at the time of the assumption thereof and assignment to the Purchaser (a “Cure Amount”).  Purchaser acknowledges and agrees that the Company shall pay any Cure Amounts with funds drawn by the Company under the DIP Facility, to the extent available.

SECTION VII

CLOSING

7.01                           Time and Place of Closing.  Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets as set forth herein (the “Closing”) shall be held at 11:00 a.m. at the offices of Arent Fox PLLC, located at 1675 Broadway, New York,

New York 10019 within five (5) Business Days after the satisfaction or waiver of all conditions precedent set forth in Sections VIII and IX hereof or such other time, date and place as the parties shall mutually agree (such date upon which the Closing occurs is herein referred to as the “Closing Date”).

7.02                           Deliveries at Closing.

(a)                                  Deliveries by Purchaser.  At the Closing, the Purchaser shall deliver to the Company the following:

(i)                                     a release of the then outstanding indebtedness under the DIP Facility;

(ii)                                  the Instrument of Assignment and Assumption and Bill of Sale, in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), executed by the Purchaser; and

(iii)                               such other documents as the Company’s counsel may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

(b)                                 Deliveries by the Company.  At the Closing, the Company shall deliver to the Purchaser the following:

(i)                                     The Assignment and Assumption Agreement, executed by the Company;

(ii)                                  the Patent Assignment, in the form attached hereto as Exhibit B, executed by the Company;

(iii)                               the Trademark Assignment, in the form attached hereto as Exhibit C, executed by the Company; and

(iv)                              such other documents as Purchaser’s counsel may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

7.03                           Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Closing, by written agreement of each of the Company and the Purchaser;

(b)                                 at any time before the Closing, by the Purchaser or the Company in writing in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(c)                                  by the Purchaser upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Company, or in the event of a material breach of any representation or warranty of the Company, pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Article IX hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Purchaser in writing) prior to the Drop Dead Date (as hereafter defined);

(d)                                 by the Company upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Purchaser, or in the event of a material breach of any representation or warranty of the Purchaser, pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Article VIII hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Company in writing) prior to the Drop Dead Date;

(e)                                  by either the Company or the Purchaser if the Closing shall not have occurred on or before the forty-fifth (45th) day following the entry of the Approval Order (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 7.03(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (for purposes of this subsection (e) the failure or refusal by any party to provide any waiver that under the terms hereof may be given or withheld in such party’s discretion shall not be deemed a failure to fulfill any obligation under this Agreement);

(f)                                    by the Purchaser, if (i) the Sale Order shall not have been entered by the Bankruptcy Court on or prior to the third business day following the execution of this Agreement or (ii) the Sale Order shall not have become a Final Order on or prior to the date that is ten (10) days after the entry of the Sale Order;

(g)                                 by the Purchaser, upon (i) the entry by the Bankruptcy Court of an order converting the Company’s Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, (ii) the appointment of a chapter 11 trustee or an examiner with expanded powers or (iii) the entry of an order pursuant to Section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material portion of the Assets;

(h)                                 by the Purchaser, if the Company enters into an agreement or transaction with a third party (including any of the Company’s creditors or shareholders) which is materially inconsistent with this Agreement and the transactions contemplated hereby in any material respect;

(i)                                     by the Purchaser, if the Company files a plan of reorganization with the Bankruptcy Court or notifies the Purchaser of its intent to effect a stand-alone plan of reorganization or other transaction with its existing creditors and equity holders, which is materially inconsistent with this Agreement and the transactions contemplated hereby in any material respect; and

(j)                                     by the Purchaser, if an Event of Default (as defined in the DIP Facility) has occurred under the DIP Facility.

7.04                           Effect on Obligations.  Termination of this Agreement pursuant to Section 7.03 shall terminate all obligations of the parties to each other hereunder, except for those obligations under Section 7.05, Section 7.06, Section 11.01, Section 11.02, Section 11.04, Section 11.06, Section 11.07, Section 11.08, Section 11.12, and Section 11.14, which shall survive such termination; provided, however, that, notwithstanding the foregoing, the termination of this Agreement pursuant to clauses (c) or (d) of Section 7.03 shall not relieve any party of any liability with respect to any breach of any representation, warranty, covenant or agreement herein by such party, or limit or preclude any remedy any party may have against such breaching party with respect to any such breach.

7.05                           Intentionally Omitted.

7.06                           Return of Documentation.  Following a termination in accordance with Section 7.03, the Purchaser shall use its commercially reasonable efforts to return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of the Company provided by the Company to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement and the Company shall use its commercially reasonable efforts to return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of the Purchaser (or any of its Affiliates) provided by the Purchaser or any representative of the Purchaser in connection with the transactions contemplated by this Agreement.

7.07                           Delivery of the Assets.  Delivery of the Assets shall be made by the Company to the Purchaser at the Closing by delivering such warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, conveyance and transfer, and such powers of attorney, as shall be effective to fully vest in the Purchaser good, marketable and valid title to, and the right to full custody and control of, all of the Assets, free and clear of all Encumbrances (except for Permitted Liens), in each case in form and substance reasonably satisfactory to the Purchaser and its counsel.

7.08                           Assumption of Liabilities.  At the Closing, the Purchaser shall deliver to the Company such instruments as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities in form and substance reasonably satisfactory to the Company and its counsel.

7.09                           Contracts and Books.  At the Closing, the Company shall deliver to the Purchaser the Contracts and the Books and Records, excluding those constituting Excluded Assets.

7.10                           Additional Steps.  At the Closing, the Company shall take all steps reasonably required to put the Purchaser in actual possession and control of all of the Assets.

SECTION VIII

CONDITIONS TO
THE COMPANY’S OBLIGATION TO CLOSE

The obligations of the Company to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Company in its sole discretion and each of which the Purchaser hereby agrees to use its commercially reasonable efforts to satisfy at or prior to the Closing:

8.01                           Instruments of Assumption of the Assumed Liabilities.  The Purchaser shall have delivered to the Company the instruments required to be delivered by the Purchaser pursuant to Sections 7.02 and 7.08 hereof.

8.02                           No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect.  No Action shall be pending before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

8.03                           Performance.  The Purchaser shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date.

8.04                           Sale Order.  The Sale Order (x) shall have been entered on or prior to the third business day following the execution of this Agreement, which date may be waived or extended by the Purchaser in its sole discretion, (y) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without the Purchaser’s consent, and (z) shall be in full force and effect on the Closing Date.

SECTION IX

CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company hereby agrees to use its commercially reasonable efforts to satisfy at or prior to the Closing:

9.01                           No Litigation.  No action, suit or proceeding against the Company or the Purchaser (or any of its Affiliates) relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending.

9.02                           Representations and Warranties.  The representations and warranties made by the Company herein shall be true and correct in all material respects (other than those representations and warranties which are qualified by “materiality” or words or phrases of equivalent import, which shall be true and correct) at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing, and on the date of the Closing, the Company shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

9.03                           Performance.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Company on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the Company shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

9.04                           Instruments of Transfer.  The Company shall have delivered to the Purchaser the instruments required to be delivered by the Company pursuant to Sections 7.02 and 7.07 hereof.

9.05                           Other Certificates.  The Purchaser shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby, including a certificate of the Secretary of the Company attaching a true and correct copy of the Company’s Certificate of Incorporation, By-laws and resolutions approving the Agreement and the transactions contemplated hereby.

9.06                           Sale Order.  The Sale Order (x) shall have been entered on or prior to the third business day following the execution of this Agreement, which date may be waived or extended by the Purchaser in its sole discretion, and such order shall be in form and substance acceptable to the Purchaser in its sole discretion, (y) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without the Purchaser’s consent, and (z) shall be in full force and effect on the Closing Date.

9.07                           Third Party Consents.  The Purchaser shall have received evidence satisfactory to the Purchaser of receipt by the Company of the consents of third parties under the contracts, licenses, agreements, leases, Permits and other instruments of the Company to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser, the Company, the Business or any of the Assets, and shall be in form and substance reasonably satisfactory to the Purchaser.

9.08                           No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i)

prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect.  No Action shall be pending before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

9.09                           Intentionally Omitted.

9.10                           Intentionally Omitted.

9.11                           Use of Intellectual Property.  The Purchaser shall be satisfied in its discretion that, immediately after the Closing, it shall be able to use the Intellectual Property in the ordinary course operation of the Business without infringing on the intellectual property rights of others or exposing the Purchaser to any claim of infringement.

9.12                           Closing of Synapse Transaction.  The transactions contemplated by the Synapse Purchase Agreement shall have been consummated contemporaneously with the transactions contemplated by this Agreement.

9.13                           Intentionally Omitted.

9.14                           Termination of SANI Agreement.  The Company shall have duly terminated the Agreement of Purchase and Sale between the Company and SANI Operating Co., LLC.

SECTION X

SURVIVAL

10.01                     No Survival.  The representations and warranties of the Company and the Purchaser contained in this Agreement and the covenants of the Company and the Purchaser contained in this Agreement that, by their terms, are to be performed prior to the Closing shall not survive the Closing and the consummation of the transactions contemplated by this Agreement.

SECTION XI

MISCELLANEOUS

11.01                     Notices.  All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by registered or certified mail, postage prepaid, or sent by Federal Express or any other nationally recognized overnight courier service, as follows:

(a)                                  If to the Company:

U.S. Wireless Data, Inc.
750 Lexington Avenue
20th Floor
New York, New York 10022
Attention:                                         Mr. Dean Leavitt
Telephone:                                    (212) 750-7766
Fax:                                                                           (212) 905-0205

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Attention:                                         Ivan Blumenthal
Telephone:                                    (212) 692-6784
Fax:                                                                           (212) 983-3115

(b)                                 If to the Purchaser:

Transaction Network Services, Inc.
11480 Commerce Park Drive, Suite 600
Reston, VA  20191
Attention:                                         Michael Q. Keegan, Esq.
Fax:                                                                           (703) 453-8397

with a copy to (which shall not constitute notice):

Arent Fox PLLC
1050 Connecticut Avenue, NW
Washington, D.C.   20036
Attention:                                         Jeffrey E. Jordan, Esq.
Fax:                                                                           (202) 857-6395

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied, or sent by Federal Express or any other recognized overnight courier service, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

11.02                     Public Announcements.  Except as may be required by applicable law or regulation (including the rules of any stock exchange on which the parties or their respective Affiliates are listed), neither the Company nor the Purchaser shall make, or cause to be made, any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media or any employee or vendor of either the Company or the Purchaser with respect thereto without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), and, in any event, the parties shall reasonably cooperate as to the timing and contents of any such announcement or communication.  The Purchaser shall be provided the opportunity and sufficient time to review and comment on any documents (on Form 8-K or otherwise) to be filed by the Company with the SEC prior to such documents being filed.

11.03                     Entire Agreement and Amendment.  This Agreement (including the Exhibits and Schedules hereto), and the other certificates, agreements and documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. The parties acknowledge and agree that with respect to the Schedules attached hereto all references to “SANI,” “SANI Operating Co., LLC,” “NBS” or “NBS Synapse Corporation” shall be deemed to be references to the Purchaser.

11.04                     Expenses.  Except as otherwise provided herein, each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs.

11.05                     Invalidity.  Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as modified by the court or arbitration panel shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

11.06                     Successors and Assigns.  Subject to Section 11.09 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Purchaser.

11.07                     Governing Law; Jurisdiction.  This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof that would defer to the substantive laws of any other jurisdiction.  The parties agree that, during the period from the Petition Date until the date on which the Bankruptcy Case is closed or dismissed (the “Bankruptcy Period”), the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy, claim or dispute arising out of or relating to this Agreement or any other agreement entered into in connection herewith, including the DIP Facility and any other agreement entered into by the parties in contemplation thereof, the implementation and enforcement hereof or thereof or the breach hereof or thereof.  The parties further agree that, prior to and following the Bankruptcy Period, any action or proceeding with respect to such controversy, claim or dispute shall be brought against any of the parties exclusively in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the personal jurisdiction of such court and the Bankruptcy Court (and to the appropriate appellate courts) in any such action or proceeding and waives any objection, including, without limitation, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions.  Each party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury.

11.08                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.09                     Assignment.  This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by both parties hereto, except that the Purchaser’s rights or interests under this Agreement (but not its obligations) may be assigned in whole or in part to any of its Affiliates.  The Company may not assign any of its rights, interests or obligations under this Agreement.  Any attempted assignment in violation of this Section 11.09 shall be null and void.

11.10                     Independence of Covenants and Representations and Warranties; Schedules, etc.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.  The Exhibits and Schedules attached hereto are hereby made part of this Agreement in all respects.  Section references in the Schedules refer to the specific Section of the Agreement with respect to which the Company is making a disclosure.  A disclosure under one Section referenced in the Schedule relates only to the Section of the Agreement referenced, and not to any other Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Section of the Schedule to another Section of the Schedule.

11.11                     Interpretation.  The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

11.12                     Risk of Loss.  The Company shall bear all risk of loss or damage with respect to any of the Assets from and including the date hereof to and including the Closing, and the Purchaser shall not bear any such risk of loss or damage.

11.13                     Headings.  Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

11.14                     Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable by a court of competent jurisdiction, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and be enforced to the fullest extent permitted by law.

SECTION XII

DEFINITIONS

12.01                     Certain Definitions.  The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

“Affiliate” shall mean as applied to any person or entity, any other person or entity that controls, is controlled by, or is under common control with, such specified person or entity, and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” “controlled by” and “under common control with”), as applied to any specified person or entity, means the possession of the power to vote 50% or more of the voting equity interests having voting power for the election of directors of such specified person or entity or, in the case of non-corporate entities without directors, individuals or entities performing similar functions.

“Acquisition” shall have the meaning set forth in the recitals hereof.

“Agreement” shall have the meaning set forth in the recitals hereof.

“Assets” shall have the meaning set forth in Section 1.01(a) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 1.01(c) hereof.

“Books and Records” shall have the meaning set forth in Section 1.01(a)(vi) hereof.

“Bankruptcy Case” shall have the meaning set forth in the recitals hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended.

“Business” shall have the meaning set forth in the recitals hereof and shall also include, without limitation, the Business as conducted by the Purchaser following the Closing.

“Closing” shall have the meaning set forth in Section 7.01 hereof.

“Closing Date” shall have the meaning set forth in Section 7.01 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals hereof.

“Company SEC Reports” shall have the meaning set forth in Section 3.06 hereof.

“Cure Amount” shall have the meaning set forth in Section 6.12 hereof.

“Damages” shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them), in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties or involving a third-party claim against any of the Purchaser Indemnified Parties and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

“DIP Facility” shall have the meaning set forth in the recitals hereof.

“Drop Dead Date” shall have the meaning set forth in Section 7.03(e).

“Employees” shall have the meaning set forth in Section 6.03(a) hereof.

“Encumbrances” means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise) against or with respect to tangible or intangible property or rights, whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Excluded Assets” shall have the meaning set forth in Section 1.01(b) hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 1.01(d) hereof.

“Final Order” shall mean an order of the Bankruptcy Court (a) as to which the time to appeal shall have expired and as to which no appeal shall then be pending, or (b) if an appeal shall have been filed or sought, either (i) no stay of the order shall be in effect or (ii) if such a stay shall have been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or (B) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court order or timely motion to seek review or rehearing of such order shall have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) order upholding the order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that the Purchaser in its sole discretion may treat as not being a Final Order, any order for which an appeal, motion to seek review, motion to seek rehearing, or any similar motion is pending notwithstanding that such order is not then subject to stay.

“Governmental Authority” shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, federal, state or local, or domestic or foreign.

“Indebtedness” shall mean all obligations and liabilities for borrowed money or long-term indebtedness, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, equipment installment debt, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto, in any case, if such obligation or liability was created, issued or incurred by (i) any Affiliate of the Company or any other person or entity if such obligation or liability is secured by or otherwise encumbers any of the Assets or (ii) the Company.

“Intellectual Property” shall have the meaning set forth in Section 3.07.

“Inventory” shall have the meaning set forth in Section 1.01(a)(ii) hereof.

“Knowledge of the Company” or similar phrases shall mean the actual knowledge or awareness which the Company or any of Dean Leavitt, Heidi Goff, Adi Raviv or Charles Leone has.

“Law” shall mean any domestic, foreign, federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder and any final orders, decrees or judgments of any regulatory agency, court or other governmental entity.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable and (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Liens arising by operation of law and in the ordinary course of business securing amounts which are not delinquent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity.

“Pre-Closing Payroll Period” shall have the meaning set forth in Section 6.03(c) hereof.

“Pre-Closing Period” shall mean all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before or ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Products” shall mean any and all products (including packaging, accessories and components) of the Company.

“Property” shall have the meaning set forth in Section 1.01(a)(i) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

“Purchaser” shall have the meaning set forth in the recitals hereof.

“Sale Order” shall have the meaning set forth in Section 6.07 hereof.

“Schedules” shall mean the Schedules attached hereto and made a part of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

 “Synapse Business” shall mean the Company’s business of providing wireless transaction delivery and gateway services to the payments processing industry through a business known as “Synapse”.

 “Synapse Contracts” shall mean all of the agreements of the Company related to the Synapse Business which are contemplated to be assigned to the purchaser pursuant to the terms of the Synapse Purchase Agreement and as set forth on Annex IV to Schedule 1.01(b)(iii) hereto.

“Synapse Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of March 26, 2004, by and between NBS Synapse Corporation and the Company or a substantially similar agreement between the Company and the winning bidder at the auction of the Synapse Business and related assets.

“Tax” shall mean any federal, state, province, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party” means any Person other than (i) the Company and its Affiliates and (ii) the Purchaser and its Affiliates.

“Vending Employees” shall have the meaning set forth in Section 6.03(c).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

U.S. WIRELESS DATA, INC.

By:	/s/ Adi Raviv
	Name:	Adi Raviv
	Title:	EVP & CFO

TRANSACTION NETWORK SERVICES, INC.

By:	/s/ Brian Bates
	Name:	Brian Bates
	Title:	President & COO